Exhibit 2.1

AMENDMENT

TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of May 15, 2012 (this “Amendment”), is hereby entered into by and among BRYN MAWR BANK CORPORATION, a Pennsylvania corporation (“Buyer”), BOSTON PRIVATE (PA) CORPORATION, a Delaware corporation (“BPPA”), BRUCE K. BAUDER, ERNEST E. CECILIA, JOSEPH J. COSTIGAN, WILLIAM S. COVERT, JAMES M. DAVIDSON, STEVEN R. KLAMMER, N. RAY SAGUE, MALCOLM C. WILSON (together with BPPA, each, individually, a “Seller” and, collectively, the “Sellers”), BOSTON PRIVATE FINANCIAL HOLDINGS, INC., a Massachusetts corporation (“BPFH”), ALVIN A. CLAY III (“Clay” and, together with BPFH, the “Seller Principals”), and DAVIDSON TRUST COMPANY, a Pennsylvania trust company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement, dated as of February 3, 2012, by and among Buyer, BPPA, the Sellers, the Seller Principals and the Company (the “Stock Purchase Agreement”).

WHEREAS, pursuant to Section 16.7 of the Stock Purchase Agreement, the Stock Purchase Agreement may not be amended or modified except in a written document signed by all Parties; and

WHEREAS, the undersigned, constituting each of the Parties, desire to amend the Stock Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 3.3(b) of the Stock Purchase Agreement is hereby amended by deleting Section 3.3(b) in its entirety and replacing it with the following:

“(b) Calculation. Each “Contingent Payment” shall be (i) if the AUM Ratio is equal to or greater than 90%, $1,050,000, (ii) if the AUM Ratio is less than 90% but greater than 50%, an amount equal to the product of (A) the AUM Multiplier and (B) $1,050,000, or (iii) if the AUM Ratio is equal to or less than 50%, $0. By way of example, if the Asset Value as of the Baseline Date is $10,000,000 and the Asset Value as of the six-month anniversary of April 30, 2012 is $8,500,000, then (i) the applicable AUM Ratio would be equal to 0.85; (ii) the AUM Multiplier would be equal to (A) 1 minus (B) 0.125; and (iii) the Contingent Payment payable on such Six-Month Payment Date would be $918,750.”

2. Section 3.3(c)(iii) of the Stock Purchase Agreement is hereby amended by deleting Section 3.3(c)(iii) in its entirety and replacing it with the following:

“(iii) “AUM Ratio” shall mean:

(A) with respect to the Contingent Payment payable on the Six-Month Payment Date, the quotient obtained by dividing (I) the Asset Value as of the six-month anniversary of April 30, 2012 by (II) the Asset Value as of the Baseline Date;

(B) with respect to the Contingent Payment payable on the Twelve-Month Payment Date, the quotient obtained by dividing (I) the Asset Value as of the twelve-month anniversary of April 30, 2012 by (II) the Asset Value as of the Baseline Date; and

(C) with respect to the Contingent Payment payable on the Eighteen-Month Payment Date, the quotient obtained by dividing (I) the Asset Value as of the eighteen-month anniversary of April 30, 2012 by (II) the Asset Value as of the Baseline Date.”

3. Section 3.3(c)(iv) of the Stock Purchase Agreement is hereby amended by deleting Section 3.3(c)(iv) in its entirety and replacing it with the following:

“(iv) “Six-Month Payment Date” shall mean the tenth Business Day following the six-month anniversary of April 30, 2012.”

4. Section 3.3(c)(v) of the Stock Purchase Agreement is hereby amended by deleting Section 3.3(c)(v) in its entirety and replacing it with the following:

“(v) “Twelve-Month Payment Date” shall mean the tenth Business Day following the twelve-month anniversary of April 30, 2012.”

5. Section 3.3(c)(vi) of the Stock Purchase Agreement is hereby amended by deleting Section 3.3(c)(vi) in its entirety and replacing it with the following:

“(vi) “Eighteen-Month Payment Date” shall mean the tenth Business Day following the eighteen-month anniversary of April 30, 2012.”

6. Section 14.2(d) of the Stock Purchase Agreement is hereby amended by deleting Section 14.2(d) in its entirety and replacing it with the following:

“(d) Asset Value. The Asset Value as of April 30, 2012 shall be equal to or greater than the product of (i) 0.60 and (ii) the Asset Value as of the Baseline Date.”

7. Except as provided herein, each of the other provisions of the Stock Purchase Agreement shall remain in full force and effect. The parties hereto hereby confirm and agree that the amendment and/or waiver provisions of the Stock Purchase Agreement shall remain in full force and effect and any amendment or waiver of any terms of the Stock Purchase Agreement (as modified hereby) shall be governed by, and be effect in accordance with, the terms of the Stock Purchase Agreement.

8. This Amendment shall be construed, performed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

9. This Amendment may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

10. This Amendment, including the Schedules, Exhibits, Annexes, certificates and lists referred to herein, any documents executed by the Parties simultaneously herewith or pursuant thereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the Parties with respect to such subject matter.

[Remainder of Page Left Blank]

WITNESS THE DUE EXECUTION AND DELIVERY HEREOF, intending to be legally bound hereby as of the date first stated above.

SELLERS: BOSTON PRIVATE (PA) CORPORATION

By:	/s/ Margaret W. Chambers	/s/ Bruce K. Bauder
Name: Margaret W. Chambers		Name: BRUCE K. BAUDER
Title:

/s/ Ernest E. Cecilia		/s/ Joseph J. Costigan
Name: ERNEST E. CECILIA		Name: JOSEPH J. COSTIGAN

/s/ William S. Covert		/s/ James M. Davidson
Name: WILLIAM S. COVERT		Name: JAMES M. DAVIDSON

/s/ Steven R. Klammer		/s/ N. Ray Sague
Name: STEVEN R. KLAMMER		Name: N. RAY SAGUE

/s/ Malcolm C. Wilson
Name: MALCOLM C. WILSON

SELLER PRINCIPALS:

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ David J. Kaye	/s/ Alvin A. Clay III
Name: David J. Kaye		Name: ALVIN A. CLAY III
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment to Stock Purchase Agreement]

COMPANY: DAVIDSON TRUST COMPANY		BUYER: BRYN MAWR BANK CORPORATION

By:	/s/ Steven R. Klammer	By:	/s/ Francis J. Leto
Name: Steven R. Klammer		Name: Francis J. Leto
Title: President		Title: Vice President

[Signature Page to Amendment to Stock Purchase Agreement]